Exhibit 99.1

BULLDOG TECHNOLOGIES INC. SIGNS SERVICE AGREEMENT WITH LEADING MOBILITY ENHANCEMENT PROVIDER

ANNOUNCES COMMERCIAL AVAILABILITY OF THE MINIBOSSTM

Richmond, British Columbia, Canada - May 18, 2005 – Bulldog Technologies Inc. (OTCBB: BLLD), a leading provider of wireless sensor networks and solutions that monitor, track and secure assets in the supply chain, today announced that on May 9, 2005, it signed a nationwide partnership agreement which will enable them to provide their data and location services on the nation-wide wireless CDMA network.

The enactment of this agreement clears the way for Bulldog to launch commercial service in the US with their covert asset tracking device, the MiniBOSSTM. Bulldog is the first company to deliver a covert tracking, monitoring and security service with commercial GPSOne capabilities.

During the past six months Bulldog has established pilot programs with the MiniBOSSTM product. This Service Agreement will clear the way for Bulldog to fulfill those orders. As a result, Bulldog is expecting to initiate several more pilots over the coming weeks, of which a significant number are with Fortune 500 companies.

In addition to hardware revenue, Bulldog will also generate reoccurring revenues as a result of the airtime used with each unit sold. This airtime will attribute to additional guaranteed revenue recognized by Bulldog and will continue to grow as additional customers and units are added to the service. This additional guaranteed revenue will vary by customer depending on application and need.

Other large markets Bulldog looks to enter with the MiniBOSSTM product are direct customer bases, such as domestic car and truck security, as well as tracking of personal belongings.

President and CEO, John Cockburn, says, “The finalization of this agreement is a great step forward for Bulldog to become a pioneering leader in this field. There is significant market potential in the cargo transportation industry, and we look forward to serving this customer base. We strongly believe in the strength of our MiniBOSSTM product and by securing this Service Agreement, we have created a powerful monitoring, tracking and security solution.”

“The MiniBOSSTM is the first monitoring/tracking device to take advantage of a ‘first to market’ offering of a hybrid positioning service using cell tower triangulation, GPS only or a combination of the two,” explained Heetor Wald, CTO of Bulldog Technologies Inc. “The airtime agreement will cover using the MiniBOSSTM as a data modem, two-way text messenger, providing location fixes and automated diagnostics for when it is in its dormant mode. Because MiniBOSSTM operates on an AGPS platform, not only can a client monitor a trailer or container, he can even monitor each package or carton within the cargo container itself.”

“This solution will provide a verifiable ROI and peace of mind for customers requiring a cost effective solution for real-time positions of valuable assets in the supply chain,” added Richard Booth, VP of Sales and Marketing for Bulldog Technologies.

About MiniBOSSTM

The MiniBOSSTM is a compact and portable device (4” x 3” x 2” in size, weighing 12 ounces) housed in a durable case. It is a cellular based hybrid-AGPS (Assisted Global Positioning System) asset tracking, monitoring and recovery device, designed to work in conjunction with the Bulldog Security GatewayTM, a proprietary Automatic Vehicle Location (AVL) software program enabling users to securely track through a standard PC.

Because the MiniBOSSTM operates on an AGPS platform, its signal receive sensitivity is greatly increased over traditional GPS platforms. Assisted GPS uses cellular tower triangulation in conjunction with GPS satellite location to provide position location capabilities in impaired RF environments. This increased functionality allows the MiniBOSSTM to work in environments that traditional GPS cannot. The MiniBOSSTM does not need to “see the sky” to determine location like traditional GPS systems and no external antennae is necessary. Thus the MiniBOSSTM can transmit and determine accurate positions inside steel containers, trailers, warehouses, parking garages, and buildings.

In the Company’s February 11, 2005 news release, Bulldog Technologies Inc. announced the apprehension of a cargo theft ring by the Connecticut and New Jersey State Police joint operation using the MiniBOSSTM product, which resulted in preventing millions of dollars of theft. http://www.bulldog-tech.com/Archives 11Feb05.asp

About Bulldog Technologies Inc.

Bulldog Technologies Inc. is a leading provider of wireless sensor networks and solutions. The Company researches, develops and manufactures real-time, comprehensive monitoring, intrusion detection, covert asset recovery and tracking BOSSTM (Bulldog Online Security Solution) devices and solutions for use in the supply chain focusing on the cargo transportation and storage industry.

Bulldog’s solutions allow dispatchers, security personnel, law enforcement and loss prevention professionals, emergency response teams and cargo transport drivers to monitor, track and secure valuable cargo during the transport, storage and delivery supply chain process.

For further information, visit Bulldog on the Web at http://www.bulldog-tech.com

Contact Information:

Investor Relations
Michael Cimini
KCSA Worldwide
800 Second Avenue, 5th Floor

New York, NY 10017

Telephone: 212-682-6300
Email: mcimini@kcsa.com

Press Contact
Jan Roscovich
Bulldog Technologies Inc.
Email: jroscovich@bulldog-tech.com